Exhibit 10.1

September 10, 2018

Shacey Petrovic
481 Harrison Avenue, Unit 4B
Boston, MA  02118

Dear Shacey:

Insulet Corporation (“Company”) is pleased to offer you the full-time position of President and Chief Executive Officer reporting to the Company’s Board of Directors, effective January 1, 2019.  We are very excited about your promotion and look forward to your continued contributions to, and leadership of, the Company as we embark on an exciting new chapter in the Company’s history.  This promotion is contingent upon the satisfactory completion of a background check prior to the effective date of your promotion.

Effective as of your promotion date, your salary will be increased to $25,961.54 biweekly (equivalent to $675,000 on an annualized basis), paid in accordance with the Company’s normal payroll practices as established or modified from time to time.  You will remain eligible to participate in our annual bonus program with a target bonus opportunity beginning in fiscal 2019 that is equal to one-hundred percent (100%) of your annual base salary.  Payout typically takes place in the first quarter following the end of the calendar plan year.

The Company will award to you a promotion equity award with a grant date fair value equal to five hundred thousand dollars ($500,000) (the “Promotion Award”).  The grant date of the Promotion Award will be the first NASDAQ trading day that occurs in January 2019 and will be delivered to you in the form of restricted stock units (“RSUs”).  In addition, you will remain eligible to receive an annual equity award pursuant to the Company’s Long-Term Incentive Plan.  For fiscal 2019, the Company will issue an award to you with a grant date fair value equal to three million five hundred thousand dollars ($3,500,000) (“FY19 Annual Equity Award”).  The grant date of the FY19 Annual Equity Award shall be the same grant date as determined by the Compensation Committee of the Company’s Board of Directors for grants of fiscal year 2019 annual equity awards to Company employees.  Sixty percent (60%) of the FY19 Annual Equity Award will be delivered to you in the form of performance restricted stock units (“PRSUs”) and the remaining forty percent (40%) will be delivered to you in equal portions of RSUs (i.e., 20% of the grant date fair value) and stock options (i.e., 20% of the grant date fair value).  The actual number of PRSUs and RSUs granted to you for the FY19 Annual Equity Award and RSUs for the Promotion Award will be calculated by dividing the grant date value of the respective award by the closing price of a share of Company common stock on the grant date.  The actual number of stock options granted to you for your FY19 Annual Equity Award will be calculated by dividing the dollar value of the option award by the Black-Scholes option valuation of the closing price of a share of Company common stock on the grant date.  These awards will vest on the same terms and conditions as established by the Compensation Committee of the Board of Directors for purposes of the fiscal 2018 annual equity award for the Promotion Award and the fiscal 2019 annual equity award for the FY19 Annual Equity Award.  The material terms of these equity awards will be contained in a terms and conditions document which will be issued to you at the time of grant.  The terms and conditions document under which each award is issued shall govern.

You will be eligible for severance and change in control benefits pursuant and subject to the terms of the Insulet Corporation Amended and Restated Executive Severance Plan (“Severance Plan”).  You will also be eligible to participate in the Company’s employee benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other similarly-situated employees of the Company.  For a more detailed understanding of these employee benefits and the applicable eligibility requirements, please consult the summary plan descriptions for the programs.

While we are hopeful and confident that our relationship will continue to be mutually rewarding, satisfactory and sustaining, this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without notice.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise provided in the Severance Plan.  Also, this letter constitutes our entire offer regarding the terms and conditions of your promotion by the Company, and it supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of promotion.  Your employment with Insulet shall be governed by and construed under the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

It is with great pleasure that the entire Board of Directors congratulates you on your promotion!  We recognize that our success is the direct result of the contributions made by our dedicated and talented workforce and we look forward to your leadership of the Insulet team.

Best regards,

/s/ Timothy J. Scannell

Timothy Scannell
Chairman, Compensation Committee

Acceptance:  Please acknowledge acceptance of this offer of promotion by adding your signature below.

__/s/ Shacey Petrovic____________________________
Shacey Petrovic

SUMMARY OF COMPENSATION

Base Salary	$675,000 annually

Target Bonus Opportunity	100% of annual base salary

Long-Term Incentive Awards	Promotion Award: $500,000 grant date fair value issued in the form of restricted stock units granted on the first NASDAQ trading day in January 2019

All employee benefits provided pursuant to the Company’s standard plans, programs and arrangements, including severance and change in control benefits pursuant to the Insulet Corporation Amended and Restated Executive Severance Plan and equity awards being issued pursuant and subject to the applicable terms and conditions document.